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                                                                     Exhibit 4



                         MORTON'S RESTAURANT GROUP, INC.
                          EMPLOYEE STOCK PURCHASE PLAN

                  The following constitute the provisions of the Morton's Restaurant Group, Inc. Employee Stock Purchase Plan (the "Plan") of Morton's Restaurant Group (the "Company").

                  1. PURPOSE. The purpose of the Plan is to provide employees of the Company and its subsidiaries with an opportunity to purchase shares of Common Stock of the Company through payroll deductions. It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

                  2.       DEFINITIONS.

                           (a) "Account" shall mean the account established for
each Participant under the Plan.

                           (b) "Base Salary" shall mean the total compensation
received by an Employee as reflected on his or her IRS Form W-2 Wage and Tax Statement, including, but not limited to, an Employee's salary or wages, tips and overtime for each pay period during any Offering Period as determined from the payroll records of the Company; PROVIDED, HOWEVER, that the Committee may, in its discretion, limit the amount of a Participant's Base Salary that may be considered under the Plan.

                           (c) "Board" shall mean the Board of Directors of the
Company.

                           (d) "Broker" shall mean the brokerage firm selected
and designated by the Company or the Committee.

                           (e) "Closing Date" shall mean the last business day
of each Offering Period.

                           (f) "Code" shall mean the Internal Revenue Code of
1986, as amended.

                           (g) "Committee" shall mean the Compensation and Stock
Option Committee of the Company.

                           (h) "Common Stock" shall mean the Class A common
stock of the Company par value $.01 per share.

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                           (i) "Company" shall mean Morton's Restaurant Group,
Inc., a Delaware corporation.

                           (j) "Employee" shall mean any person who is
customarily employed for at least twenty (20) hours per week by the Company or a Subsidiary, including, to the extent permitted by the Committee, senior officers of the Company.

                           (k) "Exchange Act" shall mean the Securities Exchange
Act of 1934, as amended.

                           (l) "Fair Market Value" shall mean on any day, with
respect to Common Stock of the Company which is (a) listed on a United States securities exchange, the last sales price of such stock on such day on the largest United States securities exchange on which such stock shall have traded on such day, or if such day is not a day on which a United States securities exchange is open for trading, on the immediately preceding day on which such securities exchange was open, (b) not listed on a United States securities exchange but is included in The NASDAQ Stock Market System (including The NASDAQ National Market), the last sales price on such system of such stock on such day, or if such day is not a trading day, on the immediately preceding trading day, or (c) neither listed on a United States securities exchange nor included in The NASDAQ Stock Market System, the fair market value of such stock as determined from time to time by the Board in good faith in its sole discretion.

                           (m) "Offering Date" shall mean the first business day
of each Offering Period.

                           (n) "Offering Period" shall mean each three (3) month
period when Options for shares of Common Stock are offered by the Company.

                           (o) "Option" shall mean the right of a Participant to
purchase shares of Common Stock of the Company under the Plan.

                           (p) "Participant" shall mean an Employee of the
Company or Subsidiary who is enrolled in the Plan in accordance with Section 3 hereof.

                           (q) "Plan" shall mean The Morton's Restaurant Group
Employee Stock Purchase Plan.

                           (r) "Subsidiary" shall mean a corporation, domestic
or foreign, of which not less than fifty percent (50%) of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

                  3.       ELIGIBILITY.

                           (a) As soon as administratively possible, any
Employee who shall be employed by the Company or one of its Subsidiaries

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shall be eligible to participate in the Plan as of the date of the first
Offering Period following the first anniversary of the Employee's commencement of employment with the Company or a Subsidiary.

                           (b) Any provisions of the Plan to the contrary
notwithstanding, no Employee shall be granted an Option under the Plan (i) if, immediately after the grant, such Employee would own shares of Common Stock or hold outstanding options to purchase shares of Common Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary of the Company, or (ii) which causes him or her to purchase shares of Common Stock under all employee stock purchase plans of the Company and its Subsidiaries which have a Fair Market Value which exceeds Twenty-Five Thousand Dollars ($25,000) (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time.

                  4. OFFERING DATES. The Plan shall be implemented by one offering during each three (3) month period (calendar quarter) of the Plan, commencing on October 1, 1999, and continuing thereafter until terminated in accordance with Section 21 hereof. The Offering Periods for each calendar quarter are as follows:

                                    January 1 - March 31

                                    April 1 - June 30

                                    July 1 - September 30

                                    October 1 - December 31

                  The Committee shall have the power to change the duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected.

                  5. PARTICIPATION. An eligible Employee may become a Participant in the Plan by authorizing payroll deductions in such form or manner as the Committee may prescribe prior to the applicable Offering Date. Once authorized, such authorization for payroll deductions shall commence on the first Offering Date after authorization is effected and shall remain effective for all subsequent Offering Periods until the Participant withdraws from the Plan as provided in Section 11 hereof or, subject to Section 6 hereof, authorizes a change in the amount of his or her payroll deductions.

                  6.       PAYROLL DEDUCTIONS.

                           (a) At the time a Participant authorizes payroll
deductions, he or she shall elect to have payroll deductions made on each payday during subsequent Offering Periods at a rate between one percent (1%) and fifteen percent (15%) of Base Salary (such percentage representing a whole number percentage); PROVIDED, HOWEVER, that the

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Committee may, in its discretion and from time to time, limit payroll deductions to a lesser percentage of Base Salary.

                           (b) All payroll deductions made by a Participant
shall be credited to his or her Account under the Plan. A Participant may not make any additional payments into such Account.

                           (c) A Participant may increase or decrease his or her
rate of payroll deductions (within the limitations set forth in Section 6(a) hereof) to be effective for the next Offering Period by authorizing a new rate of payroll deductions at least fifteen (15) days before the beginning of such Offering Period. A Participant may not increase or decrease the rate of payroll deductions during an Offering Period to be effective for that Offering Period.

                           (d) A Participant must continue payroll deductions
for the duration of the Offering Period in order to exercise an Option in accordance with Section 8 hereof. In the event that a Participant does not continue payroll deductions for the entire Offering Period, such Participant shall be treated as withdrawing from such Offering Period in accordance with
Section 11(a) hereof.

                  7.       GRANT OF OPTION.

                           (a) On each Offering Date, each eligible Employee
participating in the Plan shall be granted an Option to purchase (at the per share Option price) up to a number of shares of the Company's Common Stock determined by dividing the Employee's to be accumulated payroll deductions (not to exceed an amount equal to fifteen percent (15%) of his or her Base Salary, or such lesser percentage of Base Salary as determined by the Committee, during the applicable Offering Period) by the Option price, as determined in accordance with Section 7(b).

                           (b) The Option price per share of such shares of
Common Stock shall be the lesser of (i) eighty-five percent (85%) of the Fair Market Value of a share of the Common Stock of the Company on the Offering Date or (ii) eighty-five percent (85%) of the Fair Market Value of a share of Common Stock of the Company on the Closing Date.

                  8. EXERCISE OF OPTION. Unless a Participant withdraws from the Plan as provided in Section 11 hereof, his or her Option for the purchase of shares of Common Stock will be exercised automatically on the Closing Date, and the maximum number of whole and fractional shares of Common Stock subject to the Option will be purchased for him or her at the applicable Option price with the accumulated payroll deductions in his or her Account. During his or her lifetime, a Participant's Option to purchase shares of Common Stock hereunder is exercisable only by him or her.

                  9. BROKER AND PARTICIPANT'S ACCOUNT WITH BROKER. The Broker is authorized to open and maintain an Account for each Participant. The Company reserves the right to change the designation of the Broker at any time without prior notice to Participants and the Broker has reserved the right to terminate its services as Broker under

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the Plan at any time. The Broker shall deliver to each Participant as promptly as practicable, by mail or otherwise, all notices of meetings, proxy statements and other materials distributed by the Company to its shareholders. The whole and fractional shares in each Participant's Account shall be voted in accordance with the Participant's signed proxy instructions duly delivered to the Broker by mail or otherwise, in accordance with the rules applicable to stock listed on the New York Stock Exchange.

                  10. DELIVERY OF CERTIFICATES. A Participant may request, in accordance with Section 22 hereof, that the Company arrange for the delivery of a certificate representing the number of whole shares of Common Stock of the Company purchased upon exercise of the Participant's Option as promptly as practicable after each Closing Date. A Participant may not require delivery for a fractional share, but may instruct the Broker to sell the fractional share. In connection with the delivery of certificates to a Participant, the Committee may, in its sole discretion, impose a reasonable charge.

                  11.      WITHDRAWAL; TERMINATION OF EMPLOYMENT.

                           (a) A Participant may withdraw all but not less than
all the payroll deductions credited to his or her Account under the Plan at any time prior to the Closing Date by giving notice to the Committee in such form or manner as the Committee may prescribe. All of the Participant's payroll deductions credited to his or her Account will be paid to him or her as soon as administratively possible after receipt of his or her notice of withdrawal and his or her Option for the current Offering Period will be automatically terminated, and no further payroll deductions for the purchase of shares of Common Stock will be made during such Offering Period.

                           (b) Upon termination of the Participant's employment
prior to the Closing Date for any reason, including retirement or death, the payroll deductions credited to his or her Account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 16 hereof, as soon as administratively possible, and his or her Option will be automatically terminated.

                           (c) In the event an Employee fails to remain in the
continuous employ of the Company or one of its Subsidiaries for at least twenty
(20) hours per week during the Offering Period in which the employee is a Participant, he or she will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his or her Account will be returned to him or her as soon as administratively possible and his or her Option will be terminated.

                           (d) A Participant's withdrawal from an Offering
Period will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company. However, in such a case, the Participant must authorize the resumption of payroll deductions and the rate of such payroll deductions.

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                  12. NO INTEREST. No interest shall accrue on the payroll
deductions held in the Account of a Participant in the Plan.

                  13.      STOCK.

                           (a) The maximum number of shares of Common Stock
which shall be made available for sale under the Plan shall be 600,000, subject to adjustment upon changes in capitalization of the Company as provided in
Section 20 hereof. The shares of Common Stock to be sold to Participants under the Plan may, at the election of the Company, be either treasury shares, authorized but unissued shares or publicly traded shares. If at the termination of any Offering Period the total number of shares of Common Stock which would otherwise be subject to Options granted pursuant to Section 7(a) hereof exceeds the number of shares of Common Stock then available under the Plan (after deduction of all shares of Common Stock for which Options have been exercised or are then outstanding), the Company shall promptly notify the Participants, and shall, in its sole discretion (i) make a pro rata allocation of the shares of Common Stock remaining available for Option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable, (ii) terminate the Offering Period without issuance of any shares of Common Stock or (iii) obtain shareholder approval for an increase in the number of shares of Common Stock authorized under the Plan such that all Options could be exercised in full. The Company may delay determining which of (i), (ii) or (iii) above it shall decide to effect, and may accordingly delay issuances of any shares of Common Stock under the Plan for such time as is necessary to attempt to obtain shareholder approval for any increase in shares of Common Stock authorized under the Plan. The Company shall promptly notify Participants of its determination to effect (i), (ii) or (iii) above upon making such decision. A Participant may withdraw all but not less than all the payroll deductions credited to his or her Account under the Plan at any time prior to such notification from the Company. In the event the Company determines to effect (i) or (ii) above, it shall promptly upon such determination return to each Participant all payroll deductions not applied towards the purchase of shares of Common Stock.

                           (b) The Participant will have no interest or voting
right in shares of Common Stock covered by his or her Option until such Option has been exercised.

                           (c) Shares of Common Stock to be delivered to a
Participant under the Plan shall be registered in the name of the Participant.

                  14. DIVIDENDS. Cash dividends for shares of Common Stock in Participants' Accounts under the Plan shall, as permitted by the Company in its discretion, either be distributed to Participants directly or automatically invested in shares of Common Stock at the full Fair Market Value on the date of such investment as soon as administratively possible after such dividends are paid by the Company. In the event cash dividends are automatically invested in shares of Common Stock, such shares of Common Stock will be held in Accounts under the Plan.

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                  15. ADMINISTRATION. The Plan shall be administered by the
Committee; PROVIDED, HOWEVER, that the day to day responsibilities with respect to the administration of the Plan may be delegated to the Company or any officer of the Company, as determined by the Committee. The administration, interpretation or application of the Plan by the Committee, or such other person or persons who have been delegated the responsibility to administer the Plan, shall be final, conclusive and binding upon all Participants.

                  16. DESIGNATION OF BENEFICIARY. The beneficiary or beneficiaries of the Participant to receive any shares of Common Stock and cash, if any, from the Participant's Account under the Plan in the event of such Participant's death prior to delivery to him or her of such shares of Common Stock and cash shall be determined under the Company's Group Life Insurance Plan. In the absence of a valid designation under the Company's Group Life Insurance Plan or if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving shares of Common Stock and cash, if any, from the Participant's Account under the Plan, then the Participant's beneficiary shall be the Participant's estate.

                  17. TRANSFERABILITY. Neither payroll deductions credited to a Participant's Account nor any rights with regard to the exercise of an Option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 16 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 11 hereof.

                  18. NO SEGREGATION OF FUNDS. The Company shall not be obligated to segregate payroll deductions received or held by the Company under the Plan. Such payroll deductions shall be used to purchase shares of Common Stock under the Plan in accordance with Section 8 hereof.

                  19. REPORTS. Individual Accounts will be maintained for each Participant in the Plan. Statements of Account will be given to Participants within a reasonable period of time following each Closing Date.

                  20. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each Option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under Option (collectively, the "Reserves"), as well as the price per share of Common Stock covered by each Option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the

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number of issued shares of Common Stock resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; PROVIDED, HOWEVER, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into or exercisable for shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

                           The Board may, if it so determines in the exercise of
its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding Option under the Plan, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

                  21. AMENDMENT AND TERMINATION OF THE PLAN.

                           (a) AMENDMENT AND TERMINATION. The Committee may at
any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any Participant under any Option theretofore granted without his or her consent.

                           (b) SHAREHOLDER APPROVAL OF AMENDMENTS. The Company
shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 promulgated under the Exchange Act or with Section 423 of the Code (or any successor statute or rule or other applicable law, rule or regulation), such shareholder approval to be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.

                           (c) EFFECT OF AMENDMENT OR TERMINATION. Any such
amendment or termination of the Plan shall not affect Options already granted hereunder and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

                  22. NOTICES. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof. All notices or other communications to a Participant by the Company shall be deemed to have been duly given when sent by the Company by regular mail to the address of the Participant on the human resources records of the Company.

                  23. CONDITIONS UPON ISSUANCE OF SHARES OF COMMON STOCK. Shares of Common Stock shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares of Common Stock pursuant thereto shall comply with all applicable

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provisions of law, domestic or foreign, including, without limitation, the
Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares of Common Stock may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

                           As a condition to the exercise of an Option, the
Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares of Common Stock if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

                  24. NO CONTRACT OF EMPLOYMENT. The Plan is not and shall not be deemed to constitute a contract of employment between the Company and any Employee or other individual, nor shall anything herein contained be deemed to give any Employee or other individual any right to be retained in the Company's employ or to in any way limit or restrict the Company's right or power to discharge any Employee or other individual at any time and to treat him without any regard to the effect which such treatment might have upon him as a Participant of the Plan.

                  25. GOVERNING LAW. The Plan shall be construed in accordance with and governed by the laws of the state of New York.

                  26. EFFECTIVE DATE AND APPROVAL OF PLAN BY SHAREHOLDERS. The Plan shall become effective on October 1, 1999, SUBJECT HOWEVER, to receipt of approval of the Plan by shareholders of the Company in accordance with Section 423(b)(2) of the Code.